Exhibit 1

February 28, 2017

Company Name	The Daisan Bank, Ltd.

Representative	Hiroshi Iwama, Director and President

Code Number	8529 First Section, Tokyo Stock Exchange/ Nagoya Stock Exchange

Company Name	The Mie Bank, Ltd.

Representative	Mitsunori Watanabe, Director and President

Code Number	8374 First Section, Tokyo Stock Exchange/ Nagoya Stock Exchange

THIS BUSINESS COMBINATION IS MADE FOR THE SECURITIES OF A FOREIGN COMPANY. THE OFFER IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE DOCUMENT, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT’S JUDGMENT.

YOU SHOULD BE AWARE THAT THE ISSUER MAY PURCHASE SECURITIES OTHERWISE THAN UNDER THE BUSINESS COMBINATION, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.

NOTICE REGARDING THE BASIC AGREEMENT IN RELATION TO CONSIDERING BUSINESS INTEGRATION BETWEEN THE DAISAN BANK, LTD. AND THE MIE BANK, LTD.

The Daisan Bank, Ltd. (Director and President: Hiroshi Iwama) (“Daisan Bank”) and The Mie Bank, Ltd. (Director and President: Mitsunori Watanabe) (“Mie Bank”) (Daisan Bank and Mie Bank shall be collectively referred to as the “Banks”) resolved at their respective board of directors’ meeting held today to reach a basic agreement to proceed with the discussions and considerations regarding the business integration through incorporation of a holding company (“Business Integration”) as set out below.

1.	Background for considering the Business Integration and the vision for integration

The Banks have developed a strong operational base and a stable revenue base with the patronage of the people in the region and by fulfilling their social mission as regional financial institutions having their head offices in Mie. However, in recent years, the business environment for regional financial institutions has been changing drastically following circumstances such as new competition arising in the financial services industry due to players from other industries entering into the financial services industry through technological innovation, such as Fintech, and the competition among financial institutions intensifying due to changes in the financial environment such as the decline in the market interest rate, as well as social structural issues such as a decrease in population and progression of the ageing society having a bigger impact on regional economies. The Banks came to realize that the ability to adapt to such environmental changes is becoming increasingly necessary.

Amid such environmental changes, the management challenge that is common to the Banks is to establish a firm management base which enables the Banks to further realize their presence in Mie, Aichi, and the neighboring areas, in order to continue to contribute to the development and growth of the regional economy as regional financial institutions.

The Banks have decided that it is necessary to mutually utilize management resources and knowhow to establish a new business model which looks to the future in order to resolve such common management challenges constructively and have therefore resolved to proceed with the discussion and consideration of the Business Integration.

2.	Purpose and basic direction of Business Integration

In accordance with the basic policy set forth below, the Banks will aim to further strengthen the relationship of trust between the Banks and the region by utilizing the synergy of integration to realize the revitalisation of the economy within Mie, Aichi, and the neighboring areas. The Banks will also aim to become a financial group which is loved by its customers and grows together with its customers and the region.

(1)	As regional financial institutions with their head office in Mie, the Banks will establish a new business model which adapts to the changes in the business environment and enhances the competitiveness of Mie, Aichi, and the neighboring areas in the market;

(2)	Through strengthening the cooperation between the Banks, the Banks will realize their advanced financial services function and their financial brokerage function for small and medium sized enterprises and individual customers, and will thereby contribute to the revitalisation of the region;

(3)	The Banks will tackle the growth strategy with a sense of unity by increasing the opportunities for bank employees to play an active part in the business, thereby increasing the bank employees’ motivation and establishing a new corporate culture where all executives and employees respect each other and work in harmony; and

(4)	By maximizing the strength and characteristics of the Banks and thorough streamlining and strengthening of efficiency, the Banks will maximize the synergy of the Business Integration.

3.	Synergy expected from the Business Integration

To realize the effect of integration immediately after the Business Integration, to contribute to the revitalisation of the regional economy and to maximize corporate value, the Banks will consider specific measures to be taken following the Business Integration which will take into account the following synergy:

(1)	Enhancement of the operational base

Through the Business Integration of Daisan Bank, whose major operational base is in central and southern Mie, and Mie Bank, whose major operational base is in northern Mie, the Banks will be able to enhance their operational base within Mie, Aichi, and the neighboring areas;

(2)	Enhancement of the financial brokerage function

The Banks will be able to utilize each other’s financing knowhow through the Business Integration. In addition, by strengthening the efforts to contribute to the improvement of the customers’ corporate values through providing core business support such as business referrals and business succession support, the Banks will be able to contribute to the revitalisation of the regional economy more than ever; and

(3)	Enhancement of management efficiency

Through the Business Integration, the functions of the main organization can be streamlined, such as downsizing the main organization and sharing of the back office. Further cost-cutting will also be possible.

4.	Form of Business Integration

(1)	Form

The Banks will proceed with the discussion and consideration to incorporate a holding company through joint share transfers on the basis that the Banks will obtain their shareholders’ approval and the consents of the relevant authorities necessary for the Business Integration by April 2, 2018.

(2)	Purpose of incorporating a holding company

The Banks wish to prioritize the realization of the synergy by utilizing each other’s strengths and on the basis of integration in a spirit of equality. Therefore, the Banks have decided to aim for the achievement of the Business Integration through incorporation of a holding company. The Banks intend to enhance the functions of the holding company and will aim to improve its corporate value by considering various aspects such as inter-group reorganization including mergers of the bank subsidiaries of the holding company.

It is intended that the ordinary shares of the holding company to be incorporated will be listed on the First Section of the Tokyo Stock Exchange and the First Section of the Nagoya Stock Exchange. As the Banks will become wholly owned subsidiaries of the holding company through the share transfers, they will be delisted from the Tokyo Stock Exchange and the Nagoya Stock Exchange prior to the effective date of the share transfers.

5.	Summary of the holding company

The Banks will determine matters such as the company name, the address of the head office of the holding company, and the composition of the representatives, directors, auditors, and organizations by the execution date of the final agreement.

6.	Share transfer ratio

The banks will determine the ratio of the share transfers by the execution date of the final agreement based on the results of the due diligence investigation to be conducted and the results of the evaluation of the share price by a third party appraiser.

7.	Establishment of the Integration Preparation Committee

The Banks will establish an “Integration Preparation Committee” which will focus on discussions relating to the Business Integration.

8.	Schedule

February 28, 2017	Tuesday	(Today)	Execution of basic agreement relating to the Business Integration

September 2017		(Proposed date)	Execution of final agreement relating to the Business Integration (including the plan for share transfers)

September 30, 2017	Saturday	(Proposed date)	Reference date for extraordinary general meetings of the shareholders of the Banks

December 2017		(Proposed date)	Extraordinary general meeting of the shareholders of the Banks (resolutions to approve the plan for share transfers)

April 2, 2018	Monday	(Proposed date)	Incorporation of the holding company (effective date) and date of listing of the holding company

9.	Summary of the Banks

(1)	Particulars of the Companies (as at the end of September 2016)

Company Name	The Daisan Bank, Ltd.			The Mie Bank, Ltd.

Address of Head Office		510 Kyomachi Matusaka-shi, Mie			7-8 Nishishinchi, Yokkaichi, Mie

Designation and Name of Representative		Director and President Hiroshi Iwama			Director and President Mitsunori Watanabe

Business		Banking business			Banking business

Capital		JPY 37.4 billion			JPY 15.2 billion

Date of Incorporation		October 20, 1912			November 15, 1895

Number of Issued Shares (See Note)		18,435,800 Ordinary Shares			13,483,034 Ordinary Shares
		6,000,000 Series A Preference Shares

Financial Year End		March 31			March 31

Total Assets (Consolidated)		JPY 2 trillion and 18.3 billion			JPY 1 trillion and 948 billion

Account Balance (Non-Consolidated)		JPY 1 trillion and 781.4 billion			JPY 1 trillion and 630.1 billion

Outstanding Loans (Non-Consolidated)		JPY 1 trillion and 253.9 billion			JPY 1 trillion and 367.7 billion

Number of Employees (Non-Consolidated)		1,435			1,261

Number of Branches		98			75

Major Shareholders and Shareholding Percentage (Ordinary Shares)	1	Japan Trustee Services Bank, Ltd. (Trust Account)	11.77%	1	Ginsen Co., Ltd.	7.88%
	2	Japan Trustee Services Bank, Ltd. (Trust Account 4)	6.06%	2	Sumitomo Mitsui Banking Corporation	5.75%
	3	The Daisan Bank Employee Stock Ownership Association	4.35%	3	The Mie Bank Employee Stock Ownership Association	3.24%
	4	Mizuho Bank, Ltd.	3.52%	4	Japan Trustee Services Bank, Ltd. (Trust Account)	3.15%

	5	Sompo Japan Nipponkoa Insurance Inc.	2.76%	5	The Master Trust Bank of Japan, Ltd. (Trust Account)	2.48%

(Note: The Daisan Bank consolidated each of its ordinary shares and the Series A preference shares at the ratio of 1 share per 10 shares and The Mie Bank consolidated its ordinary shares on October 1, 2016 at the ratio of 1 share per 10 shares. However, the total number of issued shares is calculated on the basis that the share consolidation was carried out as at the end of September 2016.)

(2)	Summary of results over the last 3 years

(Unit: JPY 1 million)

	The Daisan Bank			The Mie Bank
Financial Year	Financial Year ended March 2014	Financial Year ended March 2015	Financial Year ended March 2016	Financial Year ended March 2014	Financial Year ended March 2015	Financial Year ended March 2016
Ordinary Income (Consolidated)	42,544	39,873	39,582	32,812	33,302	32,874

Ordinary Profit (Consolidated)	6,886	7,380	6,554	4,411	5,105	5,705

Net Income for the Financial Year Attributable to the Parent Company Shareholders (Consolidated)	4,494	4,149	3,744	2,594	3,891	3,677

(Reference)

Gross Business Profits (Non-Consolidated)	30,194	28,626	27,809	21,943	22,564	21,516

Net Business Income (Non-Consolidated)	7,891	9,052	7,204	3,365	4,525	3,774

(Note: From the financial year ended March 2016, “Consolidated Net Income for the Financial Year” has been amended to “Net Income for the Financial Year Attributable to the Parent Company Shareholders” in applying the standards of the “Accounting Standards for Business Combinations” (Corporate Accounting Standards No. 21, September 13, 2013).)

End

<Contacts for enquiries regarding this notice>

The Daisan Bank, Ltd.

Corporate Planning Department         Public Relations Division    Tel: +81-598-25-0363

The Mie Bank, Ltd.

General Planning & Co-ordination Department                     Information Bureau            Tel: +81-59-354-7172